                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                           MAXCOR FINANCIAL GROUP INC.
    -----------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
            -------------------------------------------------------
                         (Title of Class of Securities)



                                    57772G100
                          --------------------------
                                 (CUSIP Number)



                                  July 3, 2002
                 --------------------------------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]    Rule 13d-1(b)
[X]    Rule 13d-1(c)
[_]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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---------------------                                    --------------
Cusip No. 57772G100                                       Page 2 of 12
---------------------                                    --------------

--------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Name RAM Trading, Ltd.
--------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  [X]

                                                           (b)  [_]
--------------------------------------------------------------------------------

   3.      SEC USE ONLY
--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                    Cayman Islands corporation
                    Cayman Islands
--------------------------------------------------------------------------------

                     5.    SOLE VOTING POWER
    NUMBER OF                  0
     SHARES       --------------------------------------------------------------
  BENEFICIALLY
                     6.    SHARED VOTING POWER
    OWNED BY               472,500 shares of Common Stock
      EACH        --------------------------------------------------------------
    REPORTING
                     7.    SOLE DISPOSITIVE POWER
                               0
     PERSON       --------------------------------------------------------------
      WITH
                     8.    SHARED DISPOSITIVE POWER
                           See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

           CERTAIN SHARES                                               [_]
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Approximately 6.3% as of the date of filing of this statement. (Based on 7,528,524 shares of Common Stock issued and outstanding as of May 11, 2002).
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                        CO
--------------------------------------------------------------------------------

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---------------------                                    --------------
Cusip No. 57772G100                                       Page 3 of 12
---------------------                                    --------------

--------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Name Ritchie Capital Management, L.L.C.
--------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  [X]

                                                           (b)  [_]
--------------------------------------------------------------------------------

   3.      SEC USE ONLY
--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware limited liability company
                    U.S.A
--------------------------------------------------------------------------------

                     5.    SOLE VOTING POWER
    NUMBER OF                  0
     SHARES       --------------------------------------------------------------
  BENEFICIALLY
                     6.    SHARED VOTING POWER
    OWNED BY               472,500 shares of Common Stock
      EACH        --------------------------------------------------------------
    REPORTING
                     7.    SOLE DISPOSITIVE POWER
                               0
     PERSON       --------------------------------------------------------------
      WITH
                     8.    SHARED DISPOSITIVE POWER
                           See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

           CERTAIN SHARES                                               [_]
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Approximately 6.3% as of the date of filing of this statement. (Based on 7,528,524 shares of Common Stock issued and outstanding as of May 11, 2002).
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                             OO; HC
--------------------------------------------------------------------------------

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---------------------                                    --------------
Cusip No. 57772G100                                       Page 4 of 12
---------------------                                    --------------

--------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Name RAM Capital, L.L.C.
--------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  [X]

                                                           (b)  [_]
--------------------------------------------------------------------------------

   3.      SEC USE ONLY
--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                    Illinois limited liability company
                    U.S.A
--------------------------------------------------------------------------------

                     5.    SOLE VOTING POWER
    NUMBER OF                  0
     SHARES       --------------------------------------------------------------
  BENEFICIALLY
                     6.    SHARED VOTING POWER
    OWNED BY               472,500 shares of Common Stock
      EACH        --------------------------------------------------------------
    REPORTING
                     7.    SOLE DISPOSITIVE POWER
                               0
     PERSON       --------------------------------------------------------------
      WITH
                     8.    SHARED DISPOSITIVE POWER
                           See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

           CERTAIN SHARES                                               [_]
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Approximately 6.3% as of the date of filing of this statement. (Based on 7,528,524 shares of Common Stock issued and outstanding as of May 11, 2002).
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                             OO; HC
--------------------------------------------------------------------------------

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---------------------                                    --------------
Cusip No. 57772G100                                       Page 5 of 12
---------------------                                    --------------

--------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Name RAM Capital Investments, Ltd.
--------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  [X]

                                                           (b)  [_]
--------------------------------------------------------------------------------

   3.      SEC USE ONLY
--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                    Cayman Islands corporation
                    Cayman Islands
--------------------------------------------------------------------------------

                     5.    SOLE VOTING POWER
    NUMBER OF                  0
     SHARES       --------------------------------------------------------------
  BENEFICIALLY
                     6.    SHARED VOTING POWER
    OWNED BY               472,500 shares of Common Stock
      EACH        --------------------------------------------------------------
    REPORTING
                     7.    SOLE DISPOSITIVE POWER
                               0
     PERSON       --------------------------------------------------------------
      WITH
                     8.    SHARED DISPOSITIVE POWER
                           See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

           CERTAIN SHARES                                               [_]
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Approximately 6.3% as of the date of filing of this statement. (Based on 7,528,524 shares of Common Stock issued and outstanding as of May 11, 2002).
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                             CO; HC
--------------------------------------------------------------------------------

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---------------------                                    --------------
Cusip No. 57772G100                                       Page 6 of 12
---------------------                                    --------------

--------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Name THR, Inc.
--------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  [X]

                                                           (b)  [_]
--------------------------------------------------------------------------------

   3.      SEC USE ONLY
--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                    Illinois corporation
                    U.S.A
--------------------------------------------------------------------------------

                     5.    SOLE VOTING POWER
    NUMBER OF                  0
     SHARES       --------------------------------------------------------------
  BENEFICIALLY
                     6.    SHARED VOTING POWER
    OWNED BY               472,500 shares of Common Stock
      EACH        --------------------------------------------------------------
    REPORTING
                     7.    SOLE DISPOSITIVE POWER
                               0
     PERSON       --------------------------------------------------------------
      WITH
                     8.    SHARED DISPOSITIVE POWER
                           See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

           CERTAIN SHARES                                               [_]
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Approximately 6.3% as of the date of filing of this statement. (Based on 7,528,524 shares of Common Stock issued and outstanding as of May 11, 2002).
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                             CO; HC
--------------------------------------------------------------------------------

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---------------------                                    --------------
Cusip No. 57772G100                                       Page 7 of 12
---------------------                                    --------------

--------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Name A. R. Thane Ritchie
--------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  [X]

                                                           (b)  [_]
--------------------------------------------------------------------------------

   3.      SEC USE ONLY
--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                    U.S. Citizen
--------------------------------------------------------------------------------

                     5.    SOLE VOTING POWER
    NUMBER OF                  0
     SHARES       --------------------------------------------------------------
  BENEFICIALLY
                     6.    SHARED VOTING POWER
    OWNED BY               472,500 shares of Common Stock
      EACH        --------------------------------------------------------------
    REPORTING
                     7.    SOLE DISPOSITIVE POWER
                               0
     PERSON       --------------------------------------------------------------
      WITH
                     8.    SHARED DISPOSITIVE POWER
                           See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

           CERTAIN SHARES                                               [_]
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Approximately 6.3% as of the date of filing of this statement. (Based on 7,528,524 shares of Common Stock issued and outstanding as of May 11, 2002).
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                             IN; HC
--------------------------------------------------------------------------------

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-------------------------                                ---------------------
Cusip No.  57772G100                                         Page 8 of 12
-------------------------                                ---------------------

                                  SCHEDULE 13G

Item 1(a)      Name of Issuer: MAXCOR FINANCIAL GROUP INC.


     1(b)      Address of Issuer's Principal Executive Offices:

                            One New York Plaza-16th Floor
                            New York, New York 10292

Item 2(a)      Name of Person Filing
Item 2(b)      Address of Principal Business Office
Item 2(c)      Citizenship

                            RAM Trading, Ltd.
                            c/o Caledonian Bank & Trust Limited
                            Caledonian House
                            P.O. Box 1043
                            George Town, Grand Cayman
                            Cayman Islands corporation

                            RAM Capital, L.L.C.
                            210 East State Street
                            Batavia, Illinois 60510
                            Illinois limited liability company

                            RAM Capital Investments, Ltd.
                            c/o Caledonian Bank & Trust Limited
                            Caledonian House
                            P.O. Box 1043
                            George Town, Grand Cayman
                            Cayman Islands corporation

                            Ritchie Capital Investments, L.L.C.
                            210 East State Street
                            Batavia, Illinois 60510
                            Delaware limited liability company

                            THR, Inc.
                            210 East State Street
                            Batavia, Illinois 60510
                            Illinois corporation

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-----------------------                                      ------------------
Cusip No. 57772G100                                             Page 9 of 12
-----------------------                                      ------------------

                            A.R. Thane Ritchie
                            210 East State Street
                            Batavia, Illinois 60510
                            U.S. Citizen

   2(d)  Title of Class of Securities:

                        Common Stock, $0.001 par value per share

   2(e)  CUSIP Number:  57772G100


Item 3   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

         (a)   [__]   Broker or dealer registered under Section 15 of the
                      Exchange Act;

         (b)   [__]   Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c)   [__]   Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act;

         (d)   [__]   Investment company registered under Section 8 of the
                      Investment Company Act;

         (e)   [__]   An investment adviser in accordance with Rule 13d-1(b)(1)
                      (ii)(E);

         (f)   [__]   An employee benefit plan or endowment fund in accordance
                      with Rule 13d-1(b)(1)(ii)(F);

         (g)   [__]   A parent holding company or control person in accordance
                      with Rule 13d-1(b)(ii)(G);

         (h)   [__]   A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

         (i)   [__]   A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act;

         (j)   [__]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
         [X]

---------------------------                             ---------------------
Cusip No.  57772G100                                        Page 10 of 12
---------------------------                             ---------------------


Item 4          Ownership:

RAM TRADING, LTD.
RITCHIE CAPITAL MANAGEMENT, L.L.C.
RAM CAPITAL, L.L.C.
RAM CAPITAL INVESTMENTS, LTD.
THR, INC.
A.R. THANE RITCHIE

      (a)       Amount beneficially owned:

                SHARED VOTING POWER

                472,500 shares of Common Stock

      (b)       Percent of Class:

                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                Approximately 6.3% as of the date of filing of this statement. (Based on 7,528,524 shares of Common Stock issued and outstanding as of May 11, 2002.

      (c)       Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote:

                             0

                (ii)    shared power to vote or to direct the vote:

                        See item (a) above.

                (iii)   sole power to dispose or to direct the disposition of:

                             0

                (iv)    shared power to dispose or to direct the disposition of:

                        See item (a) above.

Item 5          Ownership of Five Percent or Less of a Class:

                              Not Applicable.

------------------------                                     ------------------
Cusip No.  57772G100                                            Page 11 of 12
------------------------                                     ------------------


Item 6     Ownership of More than Five Percent on Behalf of Another Person:

                               Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                               Not Applicable.

Item 8     Identification and Classification of Members of the Group:

                               Not Applicable.

Item 9     Notice of Dissolution of Group:

                               Not Applicable.

Item 10    Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------                                      -----------------
Cusip No.  57772G100                                            Page 12 of 12
-----------------------                                      -----------------


    After reasonable inquiry and to the best of its knowledge and belief,the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 31st day of July, 2002

 RAM TRADING, LTD.                                    RAM CAPITAL, L.L.C.

 By:  Ritchie Capital Management, L.L.C.,             By:  Ritchie Capital Management, L.L.C.,
      its Investment Manager                               its Investment Manager

      By: THR, Inc.                                        By: THR, Inc.


        By: /s/ A.R. Thane Ritchie                           By: /s/ A.R. Thane Ritchie
            ----------------------                               ----------------------
            A.R. Thane Ritchie, President                        A.R. Thane Ritchie, President


 RITCHIE CAPITAL MANAGEMENT, L.L.C.                   RAM CAPITAL INVESTMENTS, LTD.

 By:  THR, Inc.                                       By:  Ritchie Capital Management, L.L.C.,
                                                           its Investment Manager

      By: /s/ A.R. Thane Ritchie                           By: THR, Inc.
          --------------------------
          A.R. Thane Ritchie, President

                                                                By: /s/ A.R. Thane Ritchie
                                                                    ----------------------
                                                                    A.R. Thane Ritchie, President
 /s/ A.R. Thane Ritchie
 -----------------------------------
A.R. Thane Ritchie                                    THR, INC.


                                                      By: /s/ A.R. Thane Ritchie
                                                          --------------------------
                                                          A.R. Thane Ritchie, President